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$30,000.00                                                        April 26, 1996

On demand, for value received, Scientific NRG, Incorporated promises to pay to the order of Oliver K. Washburn, thirty thousand dollars ($30,000.00), in lawful money of the United States of America, at 171 Wildwood Ave, White Bear Lake, MN 55110, with interest at the rate of 12% per year.

This note is secured by all assets of the Corporation as more fully described in the Form UCC-1 previously filed on behalf of Mr. Washburn, subject to prior filings by other secured parties.

Until principal and interest on this loan have been paid in full, Mr. Fickel agrees not to cash any salary checks presently being held or issued in the future.

Further, until the full principal and accrued interest on the first Washburn bridge loan for $150,000 (dated November 13, 1995) has been repaid, there will be no interest or principal payments on the Sterling $100,000 variable rate note agreement.

As a final inducement to Washburn for making this additional bridge loan, he is to be issued 300,000 shares of the Company's common stock.

Should suit be commenced to enforce payment of this note, the Corporation promises to pay such additional sum as the court may adjudge reasonable as attorney's fees in said suit.

Dated at Tustin, CA this 26th day of April, 1996

/s/ Malcolm L. Fickel
- -------------------------------------
Malcolm L. Fickel
President and Chief Executive Officer
Scientific NRG, Incorporated
2651 Dow Avenue
Tustin, CA 92680

                                     18           EXHIBIT 10.54